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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of termination of Registration under Section 12(g)
   of Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 0-11884
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    New England Life Pension Properties; A Real Estate Limited Partnership
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            (Exact name of registrant as specified in its charter)

    225 Franklin Street, Boston, MA 02110
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    Units of Limited Partnership Interests
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           (Title of each class of securities covered by this Form)


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 (Titles of all other classes of securities for which a duty to filed reports under section 13(a) or 15(d) remains)



        Please place an X in the box(es) to designate to appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]            Rule 12h-3(b)(1)(ii)       [_]
          Rule 12g-4(a)(1)(ii)   [_]            Rule 12h-3(b)(2)(i)        [_]
          Rule 12g-4(a)(2)(i)    [_]            Rule 12h-3(b)(2)(ii)       [_]
          Rule 12g-4(a)(2)(ii)   [_]            Rule 15d-6                 [_]
          Rule 12h-3(b)(1)(i)    [_]

       Approximate number of holders of record as of the certification or notice
date:         3,257
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       Pursuant to the requirements of the Securities Exchange Act of 1934,
Carnegie Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:  1/27/00                           By: /s/ Alison Husid Cutler
     ------------------                     -------------------------
                                            Name: Alison Husid Cutler
                                            Title: President, Chief
                                                   Executive Officer and
                                                   Director of General Partner,
                                                   Copley Properties Company,
                                                   Inc.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1034. The registrant shall file with the Commission three copies of Form 15, on of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.